Exhibit 99.5

Consent of Proposed Director

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to be named in this Registration Statement on Form S-4 (the “Registration Statement”) of Mid Penn Bancorp, Inc., and any amendments thereto, as a person who is proposed to become a member of the Board of Directors of Mid Penn Bancorp, Inc. (or its successor) in connection with the merger of Mid Penn Bancorp, Inc. and William Penn Bancorporation, and consents to the filing of this consent as an exhibit to the Registration Statement.

/s/ Kenneth J. Stephon
Kenneth J. Stephon

Dated: January 17, 2025